Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rosemary Moothart/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5968
investor@qad.com	investor@pondel.com

QAD Posts Revenue of $57 Million and Diluted EPS of $0.06

for Fiscal 2005 Second Quarter

Carpinteria, Calif. — August 19, 2004 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2005 second quarter ended July 31, 2004.

For the fiscal 2005 second quarter, QAD posted revenue of $56.8 million, compared with $56.0 million in the same period last year.  License revenue was $14.1 million compared with $15.8 million in the fiscal 2004 second quarter.  Maintenance and other revenue was $27.6 million, compared with $28.9 million in the second quarter last year.  Services revenue increased to $15.1 million, from $11.4 million in the same period last year.

Net income for the fiscal 2005 second quarter was $2.0 million, or $0.06 per diluted share, compared with net income of $1.9 million, or $0.06 per diluted share, in the same period last year.  Total revenue and diluted earnings per share are in line with preliminary second quarter results announced on August 12.

“While we are pleased that the quarter marked our eighth consecutive quarter of profitability, our second quarter results reflect a more cautious economic environment that, in turn, is inhibiting some technology spending,” said Karl Lopker, chief executive officer of QAD.  “As part of our commitment to increased profitability and in response to these external factors, we have taken several actions in the second and third quarters to better align our cost structure with our new annual revenue expectations.  QAD enterprise solutions continue to be well differentiated among global manufacturers as providing lower total cost of ownership and a higher return on investment.”

For the fiscal 2005 second quarter, gross margin was 58%, compared with 60% in the same period last year, attributable primarily to the revenue mix.

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QAD’s cash and equivalents balance at July 31, 2004 was $64.5 million.  For the fiscal 2005 second quarter, cash flow provided by operations was $1.4 million.

For the fiscal 2005 six-month period ended July 31, 2004, QAD reported revenue of $115.0 million and net income of $7.6 million, or $0.21 per diluted share.  These results include a fiscal 2005 first quarter $1.3 million tax benefit attributable to the reversal of a deferred tax asset valuation allowance, equal to $0.04 per diluted share.  In the comparable six-month period last year, revenue was $112.3 million and net income was $6.4 million, or $0.19 per diluted share, which included a $0.04 per diluted share gain from the sale of a parcel of property located in Carpinteria, CA.

Fiscal 2005 Second Quarter Highlights

•                  QAD received orders from 14 customers representing more than $500,000 each in combined license, support and services billings, including two orders of more than $1 million each.

•                  QAD sold licenses in each of its six vertical markets to global manufacturers, including Arrow International, Black & Decker, Eaton, General Electric, Ingersoll-Rand, Intertechnique, Johnson Controls, Lear, National Foods, Sherwin Williams, and Visteon.

•                  QAD hosted more than 1,000 attendees at its 2004 Explore User Conference in Charlotte, North Carolina on May 23-26, marking the largest attendance in three years.  The “Global Manufacturing Excellence” themed-event featured QAD Global Services and products, including Lean Manufacturing, EDI ECommerce, QAD Business Intelligence and Customer Self Service.

•                  QAD announced a one-time special dividend of $0.10 per share of common stock paid on August 10, 2004 and the initiation of quarterly dividends with the first payment of $0.025 per share payable on September 20, 2004.

•                  QAD announced an open market stock repurchase program authorized for one year to buy up to one million shares of QAD common stock.  During the fiscal second quarter, the Company repurchased approximately 145,000 shares on the open market at an average price of $10.18 per share.

•                  QAD successfully integrated Oxford Consulting, an electronic data interchange (EDI) specialist, enhancing the Company’s EDI ECommerce solution and formed a new global EDI business practice.

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•                  QAD rolled out QAD Business Intelligence, an application designed to increase visibility across the enterprise, enabling global manufacturing customers to improve decision making and compete more effectively in the marketplace.

Business Outlook

For the fiscal 2005 third quarter, QAD expects to generate revenue between $56 million and $59 million.  Depending on the level and mix of revenue, the Company expects third quarter earnings per diluted share in the range of $0.05 to $0.10.  QAD expects full year fiscal 2005 revenue of $230 million to $240 million, which translates to anticipated full year earnings per diluted share in the range of $0.45 to $0.60.  Previously, the Company said it expected annual revenues in the range of $240 million to $255 million, and earnings per diluted share in the range of $0.56 to $0.71.  These projections are subject to various risks, including corporate investment in information technology and global economic factors.

Investor Conference Call:

QAD management will host an investor conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the Company’s financial results and operations for the fiscal 2005 second quarter.  The conference call will be webcast by CCBN and can be accessed on the investor relations section of QAD’s Web site, www.qad.com/Company/ir, where it will be available for approximately one year.

About QAD

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.

“QAD” is a registered trademark of QAD Inc.  All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the Company’s software products and products that operate with the Company’s products; the Company’s ability to sustain strong licensing demand; the Company’s ability to leverage improvements in the IT and economic environment; the Company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the

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Company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors and their technological advances; delays in localizing the Company’s products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions, exchange rate fluctuations and the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and distributed order management software industries are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter’s results as a benchmark for future growth.  For a more detailed description of the risk factors associated with the Company and the industries in which it operates, please refer to the Company’s Annual Report on Form 10-K for fiscal 2004 ended January 31, 2004.

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FINANCIAL TABLES FOLLOW

QAD Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2004	2003	2004	2003
Revenue:
License fees	$14,088	$15,758	$28,605	$33,090
Maintenance and other	27,625	28,858	56,509	56,741
Services	15,126	11,362	29,913	22,423
Total revenue	56,839	55,978	115,027	112,254
Cost of revenue:
Cost of license fees	1,895	2,555	3,847	5,260
Cost of maintenance, service and other revenue	21,999	20,095	42,399	39,066
Total cost of revenue	23,894	22,650	46,246	44,326
Gross profit	32,945	33,328	68,781	67,928
Operating expenses:
Sales and marketing	15,116	14,780	30,094	30,288
Research and development	8,423	9,413	17,615	18,334
General and administrative	6,300	6,358	12,648	12,188
Amortization of intangibles from acquisitions	197	276	252	547
Total operating expenses	30,036	30,827	60,609	61,357
Operating income	2,909	2,501	8,172	6,571
Other (income) expense:
Interest income	(175)	(128)	(325)	(245)
Interest expense	441	266	751	546
Other (income) expense, net	21	(173)	(188)	(1,640)
Total other (income) expense	287	(35)	238	(1,339)
Income before income taxes	2,622	2,536	7,934	7,910
Income tax expense	625	600	375	1,500
Net income	$1,997	$1,936	$7,559	$6,410

Basic net income per share	$0.06	$0.06	$0.22	$0.19
Diluted net income per share	0.06	0.06	0.21	0.19

Basic weighted shares	34,204	32,158	34,094	33,049
Diluted weighted shares	35,458	33,922	35,559	34,450

QAD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2004	January 31, 2004
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$64,473	$59,784
Accounts receivable, net	47,776	65,455
Other current assets	11,652	13,352
Total current assets	123,901	138,591

Property and equipment, net	39,853	34,485
Capitalized software costs, net	3,468	2,966
Goodwill	10,724	11,306
Other assets, net	2,812	2,480

Total assets	$180,758	$189,828

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1,708	$11,987
Accounts payable and other current liabilities	42,830	51,374
Deferred revenue	58,301	69,252
Total current liabilities	102,839	132,613

Long-term debt	24,767	7,720
Other liabilities	1,462	2,382

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	119,308	119,411
Treasury stock	(6,769)	(8,100)
Accumulated deficit	(54,229)	(58,038)
Unearned compensation - restricted stock	(440)	—
Accumulated other comprehensive loss	(6,215)	(6,195)
Total stockholders’ equity	51,690	47,113

Total liabilities and stockholders’ equity	$180,758	$189,828

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended July 31,
	2004	2003

Net cash provided by operating activities	$7,838	$4,897

Cash flows from investing activities:
Purchase of property and equipment	(8,315)	(7,575)
Restricted cash under construction loan	—	1,016
Capitalized software costs	(672)	(246)
Acquisitions of businesses, net of cash acquired	(766)	(71)
Proceeds from sale of property and equipment	25	3,341
Net cash used in investing activities	(9,728)	(3,535)

Cash flows from financing activities:
Proceeds from construction loan	3,870	3,697
Proceeds from notes payable, net of fees	17,843	—
Repayments of long-term debt	(764)	(1,250)
Repayment of construction loan	(14,338)	—
Proceeds from issuance of common stock	1,938	3,999
Repurchase of common stock	(1,478)	(15,194)
Net cash provided by (used in) financing activities	7,071	(8,748)

Effect of exchange rates on cash and equivalents	(492)	696
Net increase (decrease) in cash and equivalents	4,689	(6,690)
Cash and equivalents at beginning of period	59,784	50,188

Cash and equivalents at end of period	$64,473	$43,498